Exhibit 99
PRESS RELEASE DATED MARCH 21, 2011
Company Contact:
Eileen Bergin
Tel: (732) 499-7200 ext. 2515
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES
APPOINTMENT OF STEVEN M. KLEIN TO CHIEF OPERATING OFFICER
Avenel, New Jersey, March 21, 2011...Northfield Bancorp, Inc. (NasdaqGS:NFBK-News), and its subsidiary, Northfield Bank, announced the expansion of the responsibilities of Steven M. Klein and his appointment to Chief Operating Officer. In addition, Mr. Klein will retain his responsibilities as Chief Financial Officer.
John W. Alexander, Chairman and Chief Executive Officer commented: “Steve’s wealth of experience in community banking and his demonstrated leadership at Northfield, and in the industry, make him well-qualified to be our Chief Operating Officer.”
“As Chief Operating Officer, Mr. Klein will have overall responsibility for planning, organizing, and controlling the day-to-day activities of the Company and the Bank, and will work closely with me, and other members of the senior management team, in the execution of our strategic plan.”
Mr. Klein joined Northfield as Chief Financial Officer in March 2005. Previously, Mr. Klein was an audit partner with KPMG LLP serving the community banking practices of New Jersey and Philadelphia.
Mr. Klein earned a Bachelor of Science degree in business and accounting from Montclair State University. He is a Certified Public Accountant and member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. He is a member and serves on various committees of the New Jersey Bankers Association and the American Bankers Association. Mr. Klein also serves as a Trustee of the CentraState Healthcare System and as a director of the Middlesex Water Company.
About Northfield Bank
Northfield Bank, founded in 1887, operates 20 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.